Exhibit 99.1

INFINITY PROVIDES COMPANY UPDATE AND REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

– Company Focusing Resources on Immuno-Oncology Development Candidate IPI-549 –

– Announces Clinical Collaboration with BMS to Evaluate IPI-549 in Combination with Opdivo in Ongoing Phase 1 Study –

– Preclinical Data Supporting Potential of IPI-549 Published in Two Nature Articles –

– Updates 2016 Financial Guidance –

Cambridge, Mass. – November 9, 2016 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its third quarter 2016 financial results and its transition of the company to focus on IPI-549, a potentially first-in-class immuno-oncology product candidate that selectively inhibits PI3K-gamma. IPI-549 is the first and only PI3K-gamma inhibitor in clinical development. In October, Infinity licensed duvelisib, an investigational, oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, to Verastem, Inc.

“During the third quarter, we undertook a number of important initiatives to focus Infinity on the advancement of IPI-549, a promising novel approach to targeting the immune-suppressive tumor microenvironment,” stated Adelene Perkins, president and chief executive officer. “Refocusing Infinity required a significant organizational restructuring, an amendment to our license agreement from Takeda for both duvelisib and IPI-549, and the license of duvelisib to Verastem. We are pleased that Verastem will now be advancing duvelisib for patients and our corporate imperative going forward is to maximize the value of IPI-549.”

“We are encouraged by the initial IPI-549 clinical monotherapy data recently presented, and we expect to begin evaluating IPI-549 in combination with Opdivo, a PD-1 immune checkpoint inhibitor, this fall. We anticipate reporting updated Phase 1 data from the Phase 1 study in the first half of 2017. Data in two recent Nature publications provide a strong rationale for advancing IPI-549 and show that IPI-549 in combination with immune checkpoint inhibitors may overcome resistance to checkpoint blockade,” Ms. Perkins continued.

Recent developments include the following:

IPI-549

•	Entered clinical collaboration with BMS to evaluate IPI-549 in combination with Opdivo: Earlier today, Infinity and Bristol-Myers Squibb announced a clinical trial collaboration to evaluate IPI-549 in combination with Bristol-Myers Squibb’s Opdivo (nivolumab) in patients with advanced solid tumors. The dose-escalation portion exploring IPI-549 as a monotherapy in Infinity’s Phase 1 study is continuing, and the first dose-escalation cohort studying IPI-549 in combination with Opdivo is expected to begin this fall.

The ongoing Phase 1 clinical study of IPI-549 is designed to explore the activity, safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo in approximately 175 patients with advanced solid tumors. Once the dose-escalation phase evaluating IPI-549 plus Opdivo is completed, an expansion phase is planned to evaluate the combination in patients with selected solid tumors, including non-small cell lung cancer (NSCLC), melanoma and squamous cell carcinoma of the head and neck (SCCHN).

•	Initial clinical data presented at AACR cancer immuno-therapy conference: In September, Infinity announced initial clinical data for IPI-549. Preliminary Phase 1 results from nine patients with advanced solid tumors showed that the safety, pharmacokinetics and pharmacodynamics of IPI-549 monotherapy treatment appeared favorable. These data were presented in a poster session at the Second CRI-CIMT-EATI-AACR International Cancer Immunotherapy Conference: Translating Science into Survival.[1]

•	Preclinical data on IPI-549 published in two Nature articles: Earlier today, Infinity announced the publication of new findings by research collaborators, including Drs. Jedd Wolchok and Taha Merghoub at Memorial Sloan Kettering Cancer Center, and Infinity scientists in the November 9 online issue of Nature. The paper, entitled “Overcoming resistance to checkpoint blockade by targeting PI3K-gamma in tumor-infiltrating myeloid cells,”[2] describes research showing that the presence of suppressive myeloid cells play a critical role in tumor resistance to checkpoint inhibitors and that IPI-549 is able to help recover sensitivity to checkpoint inhibition in this setting by remodeling the immune-suppressive tumor microenvironment primarily through its effects on myeloid cells.

In September, Infinity announced the first Nature publication on PI3K-gamma by research collaborators, including Dr. Judith Varner, at University of California San Diego School of Medicine and Moores Cancer Center and Infinity scientists in the September 19 online issue of Nature. The paper, entitled “PI3K-gamma is a molecular switch that controls immune suppression,”3 describes preclinical data showing that macrophage PI3K-gamma signaling promotes immune suppression by inhibiting activation of anti-tumor T cells. Additionally, blocking PI3K-gamma activated the immune response and significantly suppressed growth of implanted tumors in animal models. Inhibiting PI3K-gamma also boosted sensitivity of some tumors to existing anti-cancer drugs and showed synergy with existing immuno-therapies.

These two articles will publish back-to-back in the November 17, 2016, print edition of Nature. Taken together, these findings reinforce the therapeutic potential of IPI-549 to alter the immune-suppressive microenvironment, promoting an anti-tumor immune response that may lead to tumor growth inhibition and providing a strong rationale for the ongoing Phase 1 study.

Corporate

•	Amended license of duvelisib from Takeda: In September, Infinity amended its agreement with Takeda for the license of duvelisib and IPI-549. Under the amended agreement with Takeda, upon entry into the Verastem Agreement, Infinity’s milestone obligations for its first licensed compound (duvelisib) were terminated and deemed satisfied. In exchange, Infinity and Takeda will share equally in potential future royalties on net sales of duvelisib that Infinity is eligible to receive from Verastem. Additionally by satisfying milestone obligations on duvelisib under the Takeda license, IPI-549 now qualifies for the lower milestone obligations of the second licensed compound. As a result, Infinity’s potential regulatory milestone payments to Takeda related to IPI-549 have been reduced by up to $120 million, from up to $170 million to up to $50 million. Development milestones of $5.0 million, as well as potential commercial milestones, remain unchanged by the amendment.

•	Duvelisib licensed to Verastem: In November, Infinity and Verastem announced that the companies entered into a license agreement for exclusive worldwide rights to develop and commercialize duvelisib. Under the agreement, Infinity is eligible to receive up to a total of $28 million across two milestone payments: $6.0 million upon positive data from the Phase 3 DUO® study in patients with relapsed/refractory chronic lymphocytic leukemia, and $22 million upon the first regulatory approval of duvelisib inside or outside of the U.S. Verastem is also obligated to pay Infinity tiered mid-to-high single-digit royalties on net sales of duvelisib and will be responsible for the royalties on net sales of duvelisib owed by Infinity to Mundipharma International Corporation Limited and Purdue Pharmaceutical Products L.P.

•	Reduced facility lease commitments: In November, Infinity and Alexandria Real Estate Equities (ARE) entered into an agreement to terminate Infinity’s lease for its facilities at 780 Memorial Drive in Cambridge, MA, effective as of October 31, 2016. In connection with the termination, Infinity paid ARE a termination payment of approximately $1.8 million. Infinity elected to terminate its lease to consolidate its facilities as part of its strategic restructuring efforts.

Third Quarter 2016 Financial Results

•	At September, 2016, Infinity had total cash, cash equivalents and available-for-sale securities of $112.3 million, compared to $146.4 million at June 30, 2016.

•	Infinity did not record any revenue during the third quarter of 2016. Revenue for the third quarter of 2015 was $90.7 million for research and development (R&D) services associated with the previous collaboration with AbbVie for duvelisib in oncology.

•	R&D expense for the third quarter of 2016 was $12.8 million compared to $37.7 million for the same period in 2015. The decrease in R&D expense was primarily related to a decrease in activities for duvelisib and a decrease in compensation as a result of the restructuring announced earlier this year.

•	General and administrative (G&A) expense was $7.1 million for the third quarter of 2016, compared to $9.8 million for the same period in 2015. The decrease in G&A expense was primarily related a decrease in commercial-readiness activities for duvelisib.

•	Net loss for the third quarter of 2016 was $19.5 million, or a basic and diluted earnings per common share of $0.39, compared to a net income of $42.5 million, or a basic earnings per common share of $0.85 and diluted earnings per common share of $0.84, for the same period in 2015.

Cash and Investments Outlook

Following the license agreement with Verastem and further restructuring activities, Infinity today provided an update on its anticipated year-end 2016 cash and investments balance and expected cash runway.

•	Infinity expects to end 2016 with a year-end cash and investments balance ranging from $70 million to $80 million, compared to prior expectations of $45 million to $55 million.

•	Infinity expects that its existing cash, cash equivalents and available-for-sale securities at September 30, 2016, will be adequate to satisfy the company’s capital needs into the first quarter of 2018 based on its current operational plans, compared to previous guidance of cash runway into the third quarter of 2017.

The company’s updated financial guidance is in the absence of additional funding or business development activities and has expenses related to duvelisib beyond November 1, 2016, capped at $4.5 million. Additionally, Infinity’s updated cash runway expectation excludes any potential milestone payments from Verastem related to duvelisib.

Conference Call Information

Infinity will host a conference call today, November 9, 2016, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 1138542. An archived version of the webcast will be available on Infinity’s website for 30 days.

About IPI-549

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 inhibits immune suppressive macrophages within the tumor microenvironment, whereas other immunotherapies such as checkpoint modulators more directly target immune effector cell function. As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors. A Phase 1 study of IPI-549 in patients with advanced solid tumors is ongoing.4

IPI-549 is an investigational compound and its safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1 study in patients with advanced solid tumors is ongoing. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo; clinical trial plans regarding IPI-549; plans to report clinical data of IPI-549; the receipt of milestone and royalty payments under the agreement with Verastem; the preservation of Infinity’s cash; expected benefits of the company’s restructuring; anticipated year-end 2016 cash and investments balance and cash runway; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases or that Infinity will receive any of the benefits of the agreement with Verastem including the receipt of milestone and royalty payments. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio or the sale of duvelisib or other strategic options Infinity may pursue will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or Verastem to fully perform under the license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 9, 2016, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2016	December 31, 2015
Cash, cash equivalents and available-for-sale securities, including long term	$112,298	$245,231
Other current assets	11,178	9,466
Property and equipment, net	24,451	28,240
Other long-term assets	3,975	5,884

Total assets	$151,902	$288,821

Current liabilities	$25,900	$70,056
Deferred revenue, less current portion	—	95,531
Financing obligation, less current portion	19,262	19,591
Other long-term liabilities	4,619	5,086
Total stockholders’ equity	102,121	98,557

Total liabilities and stockholders’ equity	$151,902	$288,821

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Collaboration revenue	$—	$90,743	$18,723	$99,987

Operating expenses:
Research and development	12,814	37,729	104,949	160,220
General and administrative	7,120	9,754	33,648	27,713

Total operating expenses	19,934	47,483	138,597	187,933
Gain on AbbVie Opt-Out	—	—	112,216	—

Income (loss) from operations	(19,934)	43,260	(7,658)	(87,946)
Other income (expense):
Interest expense	(305)	(311)	(921)	(1,058)
Investment and other income	741	75	1,408	298

Total other income (expense)	436	(236)	487	(760)

Income (loss) before income taxes	(19,498)	43,024	(7,171)	(88,706)
Income taxes	—	(480)	—	(480)

Net income (loss)	$(19,498)	$42,544	$(7,171)	$(89,186)

Earnings (loss) per common share:
Basic	$(0.39)	$0.85	$(0.15)	$(1.82)

Diluted	$(0.39)	$0.84	$(0.15)	$(1.82)

Weighted average number of common shares outstanding:
Basic	49,583,776	49,188,443	49,448,725	49,051,836

Diluted	49,583,776	49,764,910	49,448,725	49,051,836

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Contact:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

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[1]	Tochler, A., Hong D., Sullivan R, et al. IPI-549-01: A Phase 1/1b first-in-human study of IPI-549, a PI3K-gamma inhibitor, as monotherapy and in combination with an anti-PD1 antibody in subjects with advanced solid tumors. Presented at Second CRI-CIMT-EATI-AACR International Cancer Immunotherapy Conference: Translating Science into Survival (Poster B070), 2016.
[2]	De Henau O., Rausch M., Winkler D., Campesato L.F. et al. Overcoming resistance to checkpoint blockade by targeting PI3K-gamma in tumor-infiltrating myeloid cells. Nature, Advanced Online Publication, November 2016, http://www.nature.com/nature.
[3]	Kaneda, M.M., Messer, K.S., Ralainirina N. et al. PI3K-gamma is a molecular switch that controls immune suppression. Nature, 2016; DOI: 10.1038/nature19834.
[4]	www.clinicaltrials.gov, NCT02637531